Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum Of Understanding (the “MOU”), dated as of May 26, 2026 (the “Effective Date”), by and between CoreTer LLC, a Nevada Limited Liability Company with an office at 14110 Ridge Road, Sutter Creek, CA 95685 (“CoreTer”), and Purebase Corporation, a Nevada corporation with an office at 14110 Ridge Road, Sutter Creek, CA 95685 (“Purebase”). CoreTer and Purebase are individually referred to as a “Party” and collectively as “Parties.”

1.	PURPOSE AND INTENT

This MOU sets forth the principal terms pursuant to which CoreTer proposes to transfer to Purebase (the “Asset Transfer”) twenty percent (20%) net proceeds from the Exclusive Mining Option and Development Agreement dated March 19, 2026, by and between CoreTer and Dexter Mining LLC (the “Keystone Contract”). This arrangement is intended to support Purebase’s transition from a single-product agricultural minerals supplier into a highly diversified Resource Development Company.

2.	BINDING TERMS

The Parties acknowledge the provisions of this MOU constitute binding and enforceable obligations as of the Effective Date.

3.	NET PROCEEDS SHARE ARRANGEMENT

(a)	Subject at all times to consents required under the Keystone Contract, CoreTer will transfer to Purebase twenty percent (20%) of net proceeds received by CoreTer under the Keystone Contract (the “Asset”).
(b)	Purebase shall not be considered a third-party beneficiary of the Keystone Contract and shall have no rights, claims, or remedies under or with respect to the Keystone Contract.

4.	WAIVER OF CORPORATE OPPORTUNITIES

As consideration for CoreTer’s transfer of the Asset to Purebase, Purebase expressly waives and renounces any claim to corporate opportunities that may arise from or relate to the Asset, the Keystone Contract or any similar contracts, deals or business opportunities of the same type or nature. The Parties acknowledge that Arthur Scott Dockter serves as a common officer and director of both CoreTer and Purebase, and Purebase agrees that CoreTer may pursue any such opportunities without obligation to Purebase, and that no breach of fiduciary duty shall arise from CoreTer’s pursuit of such opportunities.

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5.	REVOCATION AND TERMINATION RIGHTS

(a)	CoreTer may revoke the transfer of the Asset at any time, if any of the following events occur:

(i)	Change of Control of Purebase: Any change of control of Purebase, including but not limited to (A) the sale, transfer or disposition of all or substantially all of Purebase’s assets; (B) any merger, consolidation or reorganization in which Purebase is not the surviving entity or in which the shareholders of Purebase immediately prior to such transaction do not retain majority voting control; (C) the acquisition by any person or group of more than 50% of the voting securities of Purebase; or (D) any other transaction or series of transactions resulting in a change in control of Purebase’s management or board of directors.
(ii)	Removal of Arthur Scott Dockter: Arthur Scott Dockter is removed from his position as a director or officer of Purebase without his prior written consent.
(iii)	Breach of Agreement with US Mine Corp.: The failure of US Mine Corp., pursuant to that certain Purebase Common Stock Purchase Agreement, dated as of June 18, 2025, as amended July 9, 2025, to release the shares of common stock of Purebase to Arthur Scott Dockter held in escrow under the related Escrow Agreement, dated July 9, 2025, by and among Arthur Scott Dockter, US Mine Corp., and The Crone Law Group, P.C.

(b)	Upon revocation, CoreTer shall have no further obligation to transfer and Purebase shall have no further right to receive any net proceeds from the Keystone Contract immediately; provided that Purebase shall be entitled to receive any net proceeds to be received prior to the effective date of revocation.

6.	DEFINITIVE AGREEMENT

Upon approval by the Purebase board of directors, the terms set forth in this MOU and the Asset Transfer shall be documented in an asset transfer agreement customary for transactions of this size and type, subject to (a) any changes as required by law, (b) any consents required under the Keystone Contract, or (c) by mutual written agreement of the Parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this MOU as of the Effective Date.

CoreTer LLC

/s/ A. Scott Dockter
By:	A. Scott Dockter
Title:	Chief Executive Officer

Purebase Corporation

/s/ Jeffrey Joseph Guzy
By:	Jeffrey Joseph Guzy
Title:	Director

[Signature Page to the Memorandum of Understanding between CoreTer and Purebase]